                                 VAN ECK FUNDS

                   AMENDMENT NO. 6 TO MASTER TRUST AGREEMENT

     Amendment No. 6 to the Master Trust Agreement dated April 3, 1985, as amended, made at New York, New York, this 27th day of February, 1991.

                             W I T N E S S E T H:
                             - - - - - - - - - -

     HEREAS, SECTION 7.3 of the Master Trust Agreement dated April 3, 1985, as amended (the "Agreement"), of the Van Eck Funds (the "Trust") provides that the Agreement may be amended at any time, as long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

     WHEREAS, Section 4.1 of the Agreement provides that the Trustees of the Trust may establish and designate additional series of Shares of the Trust; and

     WHEREAS, a majority of Trustees of the Trust have duly approved this amendment to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

     NOW, THEREFORE, the undersigned Michael G. Doorley, the duly elected and serving vice-President of the Trust, pursuant to the authorization described above, hereby declares (i) that
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Section 4.2 of the Agreement and all other appropriate references in the
Agreement are amended to establish and designate a new series of Shares (in addition to the World Trends Fund, Gold/Resources Fund, U.S. Government Money Fund and World Income Fund) to be known as "International Investors", such new series to have the relative rights and preferences set forth in Subsections (a) through (m) of Section 4.2 of the Agreement; (ii) that Article III of the Agreement is amended to add Section 3.6 thereof setting forth certain investment restrictions with respect to the International Investors series of the Trust, as set forth herein below; and (iii) that Section 7.3 of the Agreement is amended to include certain provisions for the amendment by shareholders of International Investors of the investment restrictions set forth in Section 3.6, as set forth herein below.

     1. The initial paragraph of Section 4.2 of the Master Trust Agreement is amended to read as follows:

               "Section 4.2 Establishment and Designation of Sub-Trusts.
                            ---------------------------------------------
          Without limiting the authority of the Trustees set forth in Section
          4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate five Sub-Trusts: World Trends Fund, Gold/Resources Fund, U.S. Government Money Fund, World Income Fund and International Investors. The World Trends Fund, Gold/Resources Fund, U.S. Government Money Fund, World Income Fund, International Investors and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"

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     2.   Article III of the Master Trust Agreement is amended to add Section
3.6 thereof to read as follows:

               "Section 3.6 Investment Restrictions with Respect to
                            ---------------------------------------
          International Investors. Notwithstanding anything to the contrary in
          -----------------------
          Section 3.2 hereof, the Trustees may not, with respect to International Investors ("II"), (i) purchase securities on margin, except as is necessary for the clearance of its transactions; (ii) sell short unless II may readily acquire the security sold short by virtue of its holding a right to purchase a quantity of such shorted security sufficient to cover the short; (iii) lend its funds or assets, except through the purchase of securities II would otherwise be authorized to purchase; (iv) borrow unless for emergency or extraordinary reasons, and provided such borrowings are limited to 10% of total assets, taken at cost; (v) mortgage, pledge or hypothecate more than 15% of II's total assets, taken at cost; (vi) purchase the securities of any issuer with less than three (3) years' continuous operation if 5% of II's total assets, taken at cost, are invested in such issuer; (vii) purchase securities (exclusive of U.S. government issues) if upon such purchase more than 5% of II's total assets (taken at market value) would consist of the securities of such issuer;
          (viii) purchase securities of any issuer if such purchase would cause II to own at the time of purchase more than 10% of the outstanding securities of such issuer; (ix) purchase securities issued by any other investment company or investment trust, except by purchase in the open market where no commission or profit to a sponsor or dealer results from such purchase other than the customary brokerage commission or except when such purchase, though not made in the open market, is part of a plan of merger or consolidation; (x) purchase or retain securities of an issuer having an officer, director or security holder who is an officer or director of the Trust or who furnishes management or supervising services to the Trust, if at the time of such purchase or at any time thereafter any one or more of such persons owns beneficially more than 1/2 of 1% of the securities of such issuer or such persons or persons together own more than 5% of such securities (all taken at market value); and (xi) underwrite securities of other issuers or invest in futures contracts, commodity futures contracts or commodities (excluding gold or silver bullion) or options thereon."

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

     3. Section 7.3 is amended by adding the following clause at the end of the third sentence thereof:

          "; provided, however, that any amendment to Section 3.6 may be adopted at any time by an instrument in writing signed by a majority of the then Trustees (or by an officer of the Trust pursuant to a vote of a majority of such Trustees) only when authorized to do so by the vote of a "majority of the outstanding voting securities" of International Investors, as such term is defined in the 1940 Act."

     WITNESS my hand and seal this 27th day of February, 1991.



                                             /s/ Michael G. Doorley
                                             MICHAEL G. DOORLEY
                                             VICE PRESIDENT

STATE OF NEW YORK  )
                   )
COUNTY OF NEW YORK )

Then personally appeared the above-named Bruce J. Smith and acknowledged this instrument to be his free act and deed this 27th day of February, 1991.



                                   /s/ Thaddeus Leszczynski
                                   Notary Public

                                   My Commission Expires: 3/30/92

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